Exhibit 99.1

Brightline Interactive Regains Compliance with Nasdaq Minimum Bid Price Requirement

Nasdaq confirmation follows the Company’s 1-for-8 reverse stock split, effective September 28, 2026

ASHBURN, VA – October 14, 2026 – Brightline Interactive, Inc. (“Brightline” or the “Company”) (Nasdaq: BTLN), today announced that on October 12, 2026, it received a letter from Nasdaq confirming that the Company has regained compliance with the Nasdaq listing rule requiring listed companies to maintain a minimum bid price of at least $1.00 per share. The letter stated that the closing bid price of the Company’s common stock had been at $1.00 per share or greater for 10 consecutive business days and that the matter is now closed.

As previously disclosed, Nasdaq issued a Staff Determination to delist the Company on September 11, 2026. On September 17, 2026, the Company timely requested a hearing before the Nasdaq Hearings Panel, which stayed any suspension or delisting action. The Company then effected a 1-for-8 reverse stock split of its common stock, effective September 28, 2026, to regain compliance with the Bid Price Rule. The Company’s common stock continues to trade on the Nasdaq Capital Market under the symbol “BTLN.”

“Regaining compliance with Nasdaq closes out an issue we inherited and lets us keep our attention on execution,” said Tyler Gates, President and Chief Executive Officer of Brightline Interactive. “Our priorities have not changed. We are advancing opportunities for SpatialCore and building partnerships across the Physical AI ecosystem to deliver data infrastructure that enable people, AI and autonomous systems to operate more effectively together.”

About Brightline Interactive

Brightline Interactive is building SpatialCore, an interoperability infrastructure platform for Physical AI. SpatialCore is designed to connect real-world data from sensors, autonomous systems, digital twins, geospatial environments and other sources into a shared, AI-ready understanding of the physical world. Brightline works across defense, government and commercial markets to enable people, AI and autonomous systems to operate more effectively together. For more information, visit www.brightlineinteractive.com.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements related to Brightline Interactive’s ability to maintain compliance with Nasdaq listing requirements, its strategy, and its revenue and partnership activities. The words “opportunities,” “maintain,” and similar expressions, or the negative of these words or other similar terms, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what is currently known about its business and operations, there can be no assurance that actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ materially from its expectations or beliefs are disclosed in the “Risk Factors” section, as well as other sections, of its reports filed with the Securities and Exchange Commission, which include, without limitation, its ability to maintain compliance with Nasdaq’s continued listing standards and maintain the listing of its securities on Nasdaq. All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

William J. Keneally
Chief Financial Officer
info@brightlineinteractive.com

Media Contact

Brightline: brightline@samsonpr.com